Exhibit 99.3
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. MD&A also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results. The discussion also provides information about the financial results of the segments of our business to provide a better understanding of how these segments and their results affect our financial condition and results of operations.
Business Overview
As described in more detail in Item 1 of this Report, we operate in two operating segments, investment management and real estate ownership. Within our investment management segment, we are currently the advisor to the following affiliated publicly-owned, non-actively traded real estate investment trusts: CPA®:14, CPA®:15, CPA®:16 — Global and CPA®:17 — Global.
Financial Highlights
(in thousands)

	Years ended December 31,
	2010	2009	2008
Total revenue (excluding reimbursed costs from affiliates)	$212,388	$183,537	$192,324
Net income attributable to W. P. Carey members	73,972	69,023	78,047
Cash flow from operating activities	86,417	74,544	63,247
Total revenue increased in 2010 as compared to 2009, primarily due to the impact of increased investment volume on our investment management and real estate ownership segments.
Net income increased in 2010 as compared to 2009. Results from operations in our investment management segment were significantly higher in 2010, primarily due to the increased volume of investments structured on behalf of the CPA® REITs as well as lower impairment charges recognized by the CPA® REITs. Results from operations in our real estate ownership segment were significantly lower, however, primarily as a result of impairment charges taken in connection with the sale or potential sale of certain properties.
Cash flow from operating activities increased in 2010 as compared to 2009, primarily due to increases in net income as a result of the higher volume of investments structured on behalf of the CPA® REITs, partially offset by lower cash flow in our real estate ownership segment and a decline in the amount of deferred acquisition revenue received.
Current Trends
General Economic Environment
We and our managed funds are impacted by macro-economic environmental factors, the capital markets, and general conditions in the commercial real estate market, both in the U.S. and globally. As of the date of this Report, we have seen signs of modest improvement in the global economy following the significant distress experienced in 2008 and 2009. Our experience during 2010 reflects increased investment volume over the prior year, as well as an improved financing and fundraising environment. While these factors reflect favorably on our business, the economic recovery remains weak, and our business remains dependent on the speed and strength of the recovery, which cannot be predicted at this time. Nevertheless, as of the date of this Report, the impact of current financial and economic trends on our business, and our response to those trends, is presented below.

Foreign Exchange Rates
We have foreign investments and, as a result, are subject to risk from the effects of exchange rate movements. Our results of foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to foreign currencies. During 2010, the Euro weakened primarily as a result of sovereign debt issues in several European countries. Investments denominated in the Euro accounted for approximately 11% of our annualized contractual minimum base rent and 29% of aggregate annualized contractual minimum base rent for the CPA® REITs for 2010. During 2010, the U.S. dollar strengthened against the Euro, as the average conversion rate for the U.S. dollar in relation to the Euro decreased by 5% in comparison to 2009. Additionally, the end-of-period conversion rate of the Euro at December 31, 2010 decreased 8% to $1.3253 from $1.4333 at December 31, 2009. This strengthening had a negative impact on our balance sheet at December 31, 2010 as compared to our balance sheet at December 31, 2009. While we actively manage our foreign exchange risk, a significant unhedged decline in the value of the Euro could have a material negative impact on our net asset values, future results, financial position and cash flows. Such a decline would particularly impact the CPA® REITs, which have higher levels of international investments than we have in our owned portfolio.
Capital Markets
We have recently seen evidence of a gradual improvement in capital market conditions, including new issuances of CMBS debt. Capital inflows to both commercial real estate debt and equity markets have helped increase the availability of mortgage financing and asset prices have begun to recover from their credit crisis lows. Over the past few quarters, there has been continued improvement in the availability of financing; however, lenders remain cautious and are employing more conservative underwriting standards. We have seen commercial real estate capitalization rates begin to narrow from credit crisis highs, especially for higher-quality assets or assets leased to tenants with strong credit. The improvement in financing conditions combined with a stabilization of asset prices has helped to increase transaction activity, and our market has seen an increase in competition from both public and private investors.
Investment Opportunities
We earn structuring revenue on the investments we structure on behalf of the CPA® REITs. Our ability to complete these investments, and thereby earn structuring revenue, fluctuates based on the pricing and availability of transactions and the pricing and availability of financing, among other factors.
As a result of the recent improving economic conditions and increasing seller optimism, we have seen an increased number of investment opportunities that we believe will allow us to structure transactions on behalf of the CPA® REITs on favorable terms. Although capitalization rates have remained compressed over the past few quarters compared to their credit crisis highs, we believe that the investment environment remains attractive and that we will be able to achieve the targeted returns of our managed funds. We believe that the significant amount of corporate debt that remains outstanding in the marketplace, which will need to be refinanced over the next several years, will provide attractive investment opportunities for net lease investors such as W. P. Carey and the CPA® REITs. To the extent that these trends continue, we believe that investment volume will benefit. However, we have recently seen an increasing level of competition for investments, both domestically and internationally, and further capital inflows into the marketplace could put additional pressure on the returns that we can generate from investments.
We structured investments on behalf of the CPA® REITs totaling $1.0 billion during 2010 and entered into several investments for our owned real estate portfolio totaling $76.8 million, and based on current conditions, we expect that in 2011 we will be able to continue to take advantage of the investment opportunities we are seeing in both the U.S. and Europe. International investments comprised 43% of total investments during 2010. We currently expect that international transactions will continue to form a significant portion of the investments we structure, although the relative portion of international investments in any given period will vary.
Financing Conditions
We have recently seen a gradual improvement in both the credit and real estate financing markets. During 2010, we saw an increase in the number of lenders for both domestic and international investments as market conditions improved compared to prior years. However, during the fourth quarter of 2010, the cost of debt rose, but we anticipate that this may be recoverable either through deal pricing or if lenders adjust their spreads, which had been unusually high during the crisis. The increase was primarily a result of a rise in the 10-year treasury rates for domestic deals and due to the impact of the sovereign debt issues in Europe. During 2010, we obtained non-recourse mortgage financing totaling $626.1 million on behalf of the CPA® REITs and $70.3 million for our owned real estate portfolio.

Real Estate Sector
As noted above, the commercial real estate market is impacted by a variety of macro-economic factors, including but not limited to growth in gross domestic product, unemployment, interest rates, inflation, and demographics. Since the beginning of the credit crisis, these macro-economic factors have persisted, negatively impacting commercial real estate market fundamentals, which has resulted in higher vacancies, lower rental rates, and lower demand for vacant space. While more recently there have been some indications of stabilization in asset values and slight improvements in occupancy rates, general uncertainty surrounding commercial real estate fundamentals and property valuations continues. We and the CPA® REITs are chiefly affected by changes in the appraised values of our properties, tenant defaults, inflation, lease expirations, and occupancy rates.
Net Asset Values of the CPA®REITs
We own shares in each of the CPA® REITs and earn asset management revenue based on a percentage of average invested assets for each CPA® REIT. As such, we benefit from rising investment values and are negatively impacted when these values decrease. As a result of continued weakness in the economy and a weakening of the Euro versus the dollar during 2010 and 2009, the NAVs for CPA®:14 and CPA®:16 — Global at September 30, 2010, which were calculated in connection with the Proposed Merger, were lower than the NAVs at December 31, 2009, and we currently expect that the NAV for CPA®:15 at December 31, 2010, which is not yet available, will also be lower. However, the negative impact on our asset management revenue related to tenant defaults during 2009 was substantially offset by asset management revenues earned related to new investments structured on behalf of CPA®:17 — Global during 2010.
The following table presents recent NAVs per share for these CPA® REITs:

	September 30,	December 31,
	2010	2009	2008	2007
CPA ®:14	$11.50	$11.80	$13.00	$14.50
CPA ®:15	N/A	10.70	11.50	12.20
CPA ®:16 — Global	8.80	9.20	9.80	10.00
The NAVs of the CPA® REITs are based on a number of variables, including individual tenant credits, lease terms, lending credit spreads, foreign currency exchange rates, and tenant defaults, among others. We do not control these variables and, as such, cannot predict how they will change in the future.
Tenant Defaults
As a net lease investor, we are exposed to credit risk within our tenant portfolio, which can reduce our results of operations and cash flow from operations if our tenants are unable to pay their rent. Within our managed CPA® REIT portfolios, tenant defaults can reduce our asset management revenue if they lead to a decline in the appraised value of the assets of the CPA® REITs and can also reduce our income from equity investments in the CPA® REITs. Tenants experiencing financial difficulties may become delinquent on their rent and/or default on their leases and, if they file for bankruptcy protection, may reject our lease in bankruptcy court resulting in reduced cash flow which may negatively impact net asset values and require us or the CPA® REITs to incur impairment charges. Even where a default has not occurred and a tenant is continuing to make the required lease payments, we may restructure or renew leases on less favorable terms, or the tenant’s credit profile may deteriorate, which could affect the value of the leased asset and could in turn require us or the CPA® REITs to incur impairment charges.
As of the date of this Report, we have no significant exposure to tenants operating under bankruptcy protection in our owned portfolio, while in the CPA® REIT portfolios, tenants operating under bankruptcy protection, administration or receivership account for less than 1% of aggregate annualized contractual minimum base rent, a decrease from levels experienced during the crisis. During 2008 and 2009, the CPA® REITs experienced a significant increase in tenant defaults as companies across many industries experienced financial distress due to the economic downturn and the seizure in the credit markets. Our experience for 2010 reflected an improvement from the unusually high level of tenant defaults experienced during 2008 and 2009 due to the economic downturn. We have observed that many of our tenants have benefited from continued improvements in general business conditions, which we anticipate will result in reduced tenant defaults going forward; however, it is possible that additional tenants may file for bankruptcy or default on their leases during 2011 and that economic conditions may again deteriorate.
To mitigate these risks, we have historically looked to invest in assets that we believe are critically important to a tenant’s operations and have attempted to diversify the portfolios by tenant, tenant industry and geography. We also monitor tenant performance through review of rent delinquencies as a precursor to a potential default, meetings with tenant management and review of tenants’ financial statements and compliance with any financial covenants. When necessary, our asset management process includes restructuring transactions to meet the evolving needs of tenants, re-leasing properties, refinancing debt and selling properties, as well as protecting our rights when tenants default or enter into bankruptcy.

Inflation
Our leases and those of the CPA® REITs generally have rent adjustments that are either fixed or based on formulas indexed to changes in the CPI or other similar indices for the jurisdiction in which the property is located. Because these rent adjustments may be calculated based on changes in the CPI over a multi-year period, changes in inflation rates can have a delayed impact on our results of operations. Rent adjustments during 2009 and, to a lesser extent, 2010 generally benefited from increases in inflation rates during the years prior to the scheduled rent adjustment date. However, despite recent signs of inflationary pressure, we continue to expect that rent increases in our owned portfolio and in the portfolios of the CPA® REITs will be significantly lower in coming years as a result of the current historically low inflation rates in the U.S. and the Euro zone.
Lease Expirations and Occupancy
We actively manage our owned real estate portfolio and the portfolios of the CPA® REITs and begin discussing options with tenants in advance of the scheduled lease expiration. In certain cases, we obtain lease renewals from our tenants; however, tenants may elect to move out at the end of their term or may elect to exercise purchase options, if any, in their leases. In cases where tenants elect not to renew, we may seek replacement tenants or try to sell the property. As of February 25, 2011, 9% of the annualized contractual minimum base rent in our owned portfolio is scheduled to expire in the next twelve months. For those leases that we believe will be renewed, we expect that renewed rents may be below the tenants’ existing contractual rents and that lease terms may be shorter than historical norms, reflecting current market conditions.
The occupancy rate for our owned real estate portfolio declined from 94% at December 31, 2009 to 90% as of February 25, 2011, primarily reflecting the impact of two tenants who vacated during 2010.
Fundraising
Fundraising trends for non-traded REITs overall include an increase in average monthly volume during 2010 compared to 2009. Additionally, the number of offerings has increased over 2009 levels. Consequently, there has been an increase in the competition for investment dollars.
We are currently fundraising for CPA®:17 — Global. While fundraising trends are difficult to predict, our recent fundraising continues to be strong. We raised $593.1 million for CPA®:17 — Global’s initial public offering in 2010 and, through the date of this Report, have raised more than $1.4 billion on its behalf since beginning fundraising in December 2007. We have made a concerted effort to broaden our distribution channels and are seeing a greater portion of our fundraising come from an expanded network of broker-dealers as a result of these efforts.
CPA®:17 — Global has filed a registration statement with the SEC for a possible continuous public offering of up to an additional $1.0 billion of common stock, which we currently expect will commence after the initial public offering terminates. There can be no assurance that CPA®:17 — Global will actually commence the follow-on offering or successfully sell the full number of shares registered. The initial public offering for CPA®:17 — Global will terminate on the earlier of the date on which the registration statement for the follow-on offering becomes effective or May 2, 2011.
We are currently fundraising for Carey Watermark, which has filed a registration statement to sell up to $1.0 billion of common stock in an initial public offering for the purpose of acquiring interests in lodging and lodging-related properties.
Proposed Accounting Changes
The International Accounting Standards Board and FASB have issued an Exposure Draft on a joint proposal that would dramatically transform lease accounting from the existing model. These changes would impact most companies but are particularly applicable to those that are significant users of real estate. The proposal outlines a completely new model for accounting by lessees, whereby their rights and obligations under all leases, existing and new, would be capitalized and recorded on the balance sheet. For some companies, the new accounting guidance may influence whether or not, or the extent to which, they may enter into the type of sale-leaseback transactions in which we specialize. At this time, the proposed guidance has not been finalized and as such we are unable to determine whether this proposal will have a material impact on our business.

The Emerging Issues Task Force (“EITF”) of the FASB discussed the accounting treatment for deconsolidating subsidiaries in situations other than a sale or transfer at its September 2010 meeting. While the EITF did not reach a consensus for exposure, the EITF determined that further research was necessary to more fully understand the scope and implications of the matter, prior to issuing a consensus for exposure. If the EITF reaches a consensus for exposure, we will evaluate the impact on such conclusion on our financial statements. During 2010, each of CPA®:14, CPA®:15 and CPA®:16 — Global deconsolidated a subsidiary and recognized a net gain on deconsolidation of $12.9 million, $12.8 million and $7.1 million, respectively.
How We Evaluate Results of Operations
We evaluate our results of operations with a primary focus on increasing and enhancing the value, quality and amount of assets under management by our investment management segment and seeking to increase value in our real estate ownership segment. We focus our efforts on improving underperforming assets through re-leasing efforts, including negotiation of lease renewals, or selectively selling assets in order to increase value in our real estate portfolio. The ability to increase assets under management by structuring investments on behalf of the CPA® REITs is affected, among other things, by the CPA® REITs’ ability to raise capital and our ability to identify and enter into appropriate investments and financing.
Our evaluation of operating results includes our ability to generate necessary cash flow in order to fund distributions to our shareholders. As a result, our assessment of operating results gives less emphasis to the effects of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges such as depreciation and impairment charges. We do not consider unrealized gains and losses resulting from short-term foreign currency fluctuations when evaluating our ability to fund distributions. Our evaluation of our potential for generating cash flow includes an assessment of the long-term sustainability of both our real estate portfolio and the assets we manage on behalf of the CPA® REITs.
We consider cash flows from operating activities, cash flows from investing activities, cash flows from financing activities and certain supplemental metrics that are not defined by GAAP (“non-GAAP”) performance metrics to be important measures in the evaluation of our results of operations, liquidity and capital resources. Cash flows from operating activities are sourced primarily by revenues earned from structuring investments and providing asset-based management services on behalf of the CPA® REITs we manage and long-term lease contracts from our real estate ownership. Our evaluation of the amount and expected fluctuation of cash flows from operating activities is essential in evaluating our ability to fund operating expenses, service debt and fund distributions to shareholders.
We consider cash flows from operating activities plus cash distributions from equity investments in real estate and CPA® REITs in excess of equity income as a supplemental measure of liquidity in evaluating our ability to sustain distributions to shareholders. We consider this measure useful as a supplemental measure to the extent the source of distributions in excess of equity income is the result of non-cash charges, such as depreciation and amortization, because it allows us to evaluate the cash flows from consolidated and unconsolidated investments in a comparable manner. In deriving this measure, we exclude cash distributions from equity investments in real estate and CPA® REITs that are sourced from sales of equity investee’s assets or refinancing of debt because they are deemed to be returns on our investment.
We focus on measures of cash flows from investing activities and cash flows from financing activities in our evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property and the funding of capital expenditures with respect to real properties. Financing activities primarily consist of the payment of distributions to shareholders, borrowings and repayments under our lines of credit and the payment of mortgage principal amortization.

Results of Operations
Effective January 1, 2011, we include our equity investments in the CPA® REITs in our real estate ownership segment. The equity income or loss from the CPA® REITs that is now included in our real estate ownership segment represents our proportionate share of the revenue less expenses of the net-leased properties held by the CPA® REITs. This treatment is consistent with that of our directly-owned properties. Cash distributions received and earned from CPA®:17 — Global’s operating partnership remain in the investment management segment as they are fees we earned for managing CPA®:17 — Global (Note 20). A summary of comparative results of these business segments is as follows:
Investment Management (in thousands)

	Years ended December 31,
	2010	2009	Change	2009	2008	Change
Revenues
Asset management revenue	$76,246	$76,621	$(375)	$76,621	$80,714	$(4,093)
Structuring revenue	44,525	23,273	21,252	23,273	20,236	3,037
Wholesaling revenue	11,096	7,691	3,405	7,691	5,208	2,483
Reimbursed costs from affiliates	60,023	47,534	12,489	47,534	41,100	6,434

	191,890	155,119	36,771	155,119	147,258	7,861

Operating Expenses
General and administrative	(69,007)	(58,819)	(10,188)	(58,819)	(55,587)	(3,232)
Reimbursable costs	(60,023)	(47,534)	(12,489)	(47,534)	(41,100)	(6,434)
Depreciation and amortization	(4,652)	(3,807)	(845)	(3,807)	(4,515)	708

	(133,682)	(110,160)	(23,522)	(110,160)	(101,202)	(8,958)

Other Income and Expenses
Other interest income	1,145	1,538	(393)	1,538	2,261	(723)
Income from equity investments in CPA® REITs	4,468	2,160	2,308	2,160	—	2,160
Other income and (expenses)	334	4,099	(3,765)	4,099	1,850	2,249

	5,947	7,797	(1,850)	7,797	4,111	3,686

Income from continuing operations before income taxes	64,155	52,756	11,399	52,756	50,167	2,589
Provision for income taxes	(23,661)	(21,813)	(1,848)	(21,813)	(20,803)	(1,010)

Net income from investment management	40,494	30,943	9,551	30,943	29,364	1,579
Add: Net loss attributable to noncontrolling interests	2,372	2,374	(2)	2,374	2,420	(46)
Less: Net income attributable to redeemable noncontrolling interests	(1,293)	(2,258)	965	(2,258)	(1,508)	(750)

Net income from investment management attributable to W. P. Carey members	$41,573	$31,059	$10,514	$31,059	$30,276	$783

Asset Management Revenue
We earn asset-based management and performance revenue from the CPA® REITs based on the value of their real estate-related assets under management. This asset management revenue may increase or decrease depending upon (i) increases in the CPA® REIT asset bases as a result of new investments; (ii) decreases in the CPA® REIT asset bases as a result of sales of investments; (iii) increases or decreases in the appraised value of the real estate-related assets in the CPA® REIT investment portfolios; and (iv) whether the CPA® REITs are meeting their performance criteria. Each CPA® REIT met its performance criteria for all periods presented. The availability of funds for new investments is substantially dependent on our ability to raise funds for investment by the CPA® REITs.
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, asset management revenue decreased by $0.4 million. Asset management revenue from the CPA® REITs decreased by $3.1 million as a result of declines in the appraised value of the real estate-related assets of CPA®:14, CPA®:15 and CPA®:16 — Global at December 31, 2009. This decrease was substantially offset by an increase in revenue of $2.6 million from CPA®:17 — Global as a result of new investments entered into during 2009 and 2010.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, asset management revenue decreased by $4.1 million, primarily due to declines in the appraised value of the real estate-related assets of CPA®:14, CPA®:15 and CPA®:16 — Global at December 31, 2008.

Structuring Revenue
We earn structuring revenue when we structure and negotiate investments and debt placement transactions for the CPA® REITs. Structuring revenue is dependent on investment activity, which is subject to significant period-to-period variation. Investment volume on behalf of the CPA® REITs was $1.0 billion in 2010, $507.7 million in 2009 and $457.3 million in 2008. Included in the 2010 and 2008 investment activity were $91.7 million of real estate-related loans originated by us and $20.0 million of CMBS, respectively, acquired on behalf of CPA®:17 — Global, for which we earned structuring revenues of 1% compared to an average of 4.5% that we generally earn for structuring long-term net lease investments.
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, structuring revenue increased by $21.3 million, primarily due to higher investment volume in 2010 compared to 2009.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, structuring revenue increased by $3.0 million, primarily due to higher investment volume in 2009 compared to 2008.
Wholesaling Revenue
We earn wholesaling revenue based on the number of shares sold in connection with CPA®:17 — Global’s initial public offering. Wholesaling revenue earned is offset by underwriting costs incurred in connection with the offering, which are included in general and administrative expenses.
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, wholesaling revenue increased by $3.4 million primarily due to an increase in the number of shares sold related to CPA®:17 — Global’s initial public offering in 2010 compared to 2009. As described in Current Trends — Fundraising above, we have made a concerted effort over the past two years to broaden our distribution channels, which has led to stronger fundraising results in each year.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, wholesaling revenue increased by $2.5 million primarily due to an increase in the number of shares sold related to CPA®:17 — Global’s initial public offering in 2009 compared to 2008.
Reimbursed and Reimbursable Costs
Reimbursed costs from affiliates (revenue) and reimbursable costs (expenses) represent costs incurred by us on behalf of the CPA® REITs, consisting primarily of broker-dealer commissions and marketing and personnel costs, which are reimbursed by the CPA® REITs. Revenue from reimbursed costs from affiliates is offset by corresponding charges to reimbursable costs and therefore has no impact on net income.
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, reimbursed and reimbursable costs increased by $12.5 million, primarily due to a higher level of commissions paid to broker-dealers related to CPA®:17 — Global’s initial public offering related to a corresponding increase in funds raised.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, reimbursed and reimbursable costs increased by $6.4 million, primarily due to a higher level of commissions paid to broker-dealers related to CPA®:17 — Global’s initial public offering related to a corresponding increase in funds raised.
General and Administrative
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, general and administrative expenses increased by $10.2 million, primarily due to increases in compensation-related costs of $5.8 million, underwriting costs of $3.7 million and business development costs of $0.9 million. Compensation-related costs were $6.8 million higher in 2010 primarily due to an increase in commissions to investment officers and our expected bonus payout as a result of the higher investment volume during 2010, partially offset by a $2.0 million decrease in stock-based compensation expense due to the resignations of two senior officers during 2010. Underwriting costs related to CPA®:17 — Global’s offering are generally offset by wholesaling revenue, which we earn based on the number of shares of CPA®:17 — Global sold.

2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, general and administrative expenses increased by $3.2 million, primarily due to increases in compensation-related costs of $4.8 million and underwriting costs of $2.3 million. These increases were partially offset by decreases in professional fees of $2.9 million and business development costs of $1.4 million.
Compensation-related costs were higher in 2009 due to several factors, including an increase of $2.3 million in the amortization of stock-based compensation to key officers and directors, which reflected two years of grants under a new long-term incentive program initiated in 2008, and a $1.7 million increase in bonuses resulting primarily from higher investment volume in 2009 as compared to 2008. Professional fees primarily represent auditing, tax, legal and consulting services. Professional fees overall were lower in 2009 primarily due to the write-off in 2008 of previously capitalized offering costs totaling $1.6 million related to the proposed offering of Carey Watermark (Note 2) and fees incurred in 2008 in connection with a settlement we entered into with the SEC with respect to a previously disclosed investigation (Note 9) and the opening of our asset management office in Amsterdam. These decreases in professional fees were partially offset by transaction-related costs of $1.0 million incurred in connection with a Carey Storage transaction during 2009 (Note 4).
Income from Equity Investments in CPA®REITs
Income from Equity Investments in CPA® REITs represents the cash distributions we received and earned from CPA®:17 — Global’s operating partnership.
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, income from equity investments in CPA® REITs increased by $2.3 million, primarily due to higher cash distributions received and earned from CPA®:17 — Global’s operating partnership as a result of higher investment volume.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, income from equity investments in CPA® REITs increased by $2.2 million, primarily due to cash distributions received and earned from CPA®:17 — Global’s operating partnership during 2009. There were no such cash distributions received and earned during 2008.
Other Income and (Expenses)
2010 — During 2010, we recognized other income of $0.3 million primarily due to gains realized on foreign currency transactions for the repatriation of cash from foreign countries.
2009 — During 2009, we recognized other income of $4.1 million primarily related to a settlement of a dispute with a vendor regarding certain fees we paid in prior years for services they performed.
2008 — We recognized other income of $1.9 million during 2008 primarily related to an insurance reimbursement of certain professional services costs incurred in connection with the now settled SEC investigation.
Provision for Income Taxes
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, our provision for income taxes increased by $1.8 million, primarily due to an increase in income from continuing operations before income taxes.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, our provision for income taxes increased by $1.0 million, primarily due to an increase in income from continuing operations before income taxes.
Net Income from Investment Management Attributable to W. P. Carey Members
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, the resulting net income from investment management attributable to W. P. Carey members increased by $10.5 million.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, the resulting net income from investment management attributable to W. P. Carey members increased by $0.8 million.

Real Estate Ownership (in thousands)

	Years ended December 31,
	2010	2009	Change	2009	2008	Change
Revenues
Lease revenues	$61,951	$61,045	$906	$61,045	$65,506	$(4,461)
Other real estate income	18,570	14,907	3,663	14,907	20,660	(5,753)

	80,521	75,952	4,569	75,952	86,166	(10,214)

Operating Expenses
Depreciation and amortization	(19,060)	(18,320)	(740)	(18,320)	(18,256)	(64)
Property expenses	(10,746)	(7,023)	(3,723)	(7,023)	(6,278)	(745)
General and administrative	(4,422)	(5,000)	578	(5,000)	(7,082)	2,082
Other real estate expenses	(8,121)	(7,308)	(813)	(7,308)	(8,196)	888
Impairment charges	(7,244)	(3,516)	(3,728)	(3,516)	(473)	(3,043)

	(49,593)	(41,167)	(8,426)	(41,167)	(40,285)	(882)

Other Income and Expenses
Other interest income	123	175	(52)	175	622	(447)
Income from equity investments in real estate and CPA® REITs	26,524	11,265	15,259	11,265	14,198	(2,933)
Gain on sale of investment in direct financing lease	—	—	—	—	1,103	(1,103)
Other income and (expenses)	1,073	3,258	(2,185)	3,258	(406)	3,664
Interest expense	(16,234)	(14,979)	(1,255)	(14,979)	(18,598)	3,619

	11,486	(281)	11,767	(281)	(3,081)	2,800

Income from continuing operations before income taxes	42,414	34,504	7,910	34,504	42,800	(8,296)
Provision for income taxes	(2,161)	(980)	(1,181)	(980)	(2,738)	1,758

Income from continuing operations	40,253	33,524	6,729	33,524	40,062	(6,538)
(Loss) income from discontinued operations	(5,796)	6,101	(11,897)	6,101	9,179	(3,078)

Net income from real estate ownership	34,457	39,625	(5,168)	39,625	49,241	(9,616)
Less: Net income attributable to noncontrolling interests	(2,058)	(1,661)	(397)	(1,661)	(1,470)	(191)

Net income from real estate ownership attributable to W. P. Carey members	$32,399	$37,964	$(5,565)	$37,964	$47,771	$(9,807)

The following table presents the components of our lease revenues (in thousands):

	Years ended December 31,
	2010	2009	2008
Rental income	$51,857	$50,426	$54,578
Interest income from direct financing leases	10,094	10,619	10,928

	$61,951	$61,045	$65,506

The following table sets forth the net lease revenues (i.e., rental income and interest income from direct financing leases) that we earned from lease obligations through our direct ownership of real estate (in thousands):

	Years ended December 31,
Lessee	2010	2009	2008
CheckFree Holdings, Inc. (a)	$5,103	$4,964	$4,829
The American Bottling Company	4,390	4,591	4,563
Bouygues Telecom, S.A. (a) (b) (c) (d)	3,852	6,410	6,215
Orbital Sciences Corporation (e)	3,611	2,771	2,939
JP Morgan Chase Bank, N.A. (f)	3,448	—	—
Titan Corporation	2,912	2,912	2,912
AutoZone, Inc.	2,241	2,228	2,210
Unisource Worldwide, Inc. (g)	1,923	1,668	1,678
Quebecor Printing, Inc.	1,916	1,919	1,941
Sybron Dental Specialties Inc. (d )	1,816	1,953	1,770
Jarden Corporation	1,614	1,614	1,625
BE Aerospace, Inc.	1,580	1,580	1,580
Eagle Hardware & Garden, a subsidiary of Lowe’s Companies	1,568	1,574	1,486
Omnicom Group Inc. (h)	1,518	1,251	1,251
CSS Industries, Inc.	1,516	1,570	1,570
Career Education Corporation	1,502	1,502	1,502
Sprint Spectrum, L.P.	1,425	1,425	1,425
Enviro Works, Inc. (c)	1,255	1,426	1,421
Other (a) (b)	18,761	19,687	24,589

	$61,951	$61,045	$65,506

(a)	These revenues are generated in consolidated ventures, generally with our affiliates, and on a combined basis, include lease revenues applicable to noncontrolling interests totaling $3.8 million, $3.7 million and $3.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.

(b)	Amounts are subject to fluctuations in foreign currency exchange rates. The average rate for the U.S. dollar in relation to the Euro during both 2010 and 2009 strengthened by approximately 5% in comparison to the respective prior years, resulting in a negative impact on lease revenues for our Euro-denominated investments in 2010 and 2009.

(c)	The decrease in 2010 was due to lease restructuring in January 2010.

(d)	The increase in 2009 was due to CPI-based (or equivalent) rent increase.

(e)	The increase in 2010 was due to an expansion at this facility completed in January 2010.

(f)	We acquired this investment in February 2010.

(g)	The increase in 2010 was due to a rent increase as a result of a lease renewal in October 2009.

(h)	The increase in 2010 reflects the accelerated amortization of below-market rent intangibles as a result of the tenant not renewing its lease with us.

We recognize income from equity investments in real estate, of which lease revenues are a significant component. The following table sets forth the net lease revenues earned by these ventures. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (dollars in thousands):

	Ownership
	Interest at	Years ended December 31,
Lessee	December 31, 2010	2010	2009	2008
The New York Times Company (a)	18%	$26,768	$21,751	$—
Carrefour France, SAS (b)	46%	19,618	21,481	21,387
Federal Express Corporation	40%	7,121	7,044	6,967
Medica — France, S.A. (b)	46%	6,447	6,917	7,169
Schuler A. G. (b)	33%	6,208	6,568	6,802
U. S. Airways Group, Inc. (c)	75%	4,421	4,356	—
Information Resources, Inc. (d)	33%	4,164	4,973	4,972
Amylin Pharmaceuticals, Inc. (e)	50%	4,027	3,635	3,343
Hologic, Inc.	36%	3,528	3,387	3,317
Consolidated Systems, Inc.	60%	1,831	1,831	1,831
Childtime Childcare, Inc.	34%	1,303	1,332	1,248
The Retail Distribution Group (f)	40%	206	1,020	808

		$85,642	$84,295	$57,844

(a)	We acquired our interest in this investment in March 2009.

(b)	Amounts are subject to fluctuations in foreign currency exchange rates. The average rate for the U.S. dollar in relation to the Euro during both 2010 and 2009 strengthened by approximately 5% in comparison to the respective prior years, resulting in a negative impact on lease revenues for our Euro-denominated investments in 2010 and 2009.

(c)	In 2009, we recorded an adjustment to record this entity under the equity method. This entity had previously been accounted for under the proportionate consolidation method (Note 2). During 2008, this entity recorded lease revenue of $3.1 million.

(d)	The decrease in 2010 was due to lease restructuring in 2010.

(e)	The increase in 2010 was due to a CPI-based (or equivalent) rent increase and lease restructuring.

(f)	In March 2010, this venture completed the sale of this property and we have no further economic interest in this venture. The increase in 2009 was due to CPI-based (or equivalent) rent increase.
The above table does not reflect our share of interest income from our 5% interest in a venture that has a note receivable. The venture recognized interest income of $24.2 million, $27.1 million and $37.2 million for the years ended December 31, 2010, 2009 and 2008, respectively. This amount represents the total amount attributable to the entire venture, not our proportionate share, and is subject to fluctuations in the exchange rate of the Euro.
Lease Revenues
Our net leases generally have rent adjustments based on formulas indexed to changes in the CPI or other similar indices for the jurisdiction in which the property is located, sales overrides or other periodic increases, which are intended to increase lease revenues in the future. We own international investments, and therefore lease revenues from these investments are subject to fluctuations in exchange rates in foreign currencies.
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, lease revenues increased by $0.9 million, primarily due to $6.0 million in lease revenue from investments we entered into and an expansion we placed into service during 2010, which was substantially offset by the impact of recent tenant activity (including lease restructurings, lease expirations and property sales), which reduced lease revenues by $5.2 million.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, lease revenues decreased by $4.5 million, primarily due to the impact of recent tenant activity (including lease restructurings, lease expirations and property sales), which resulted in a reduction to lease revenues of $3.4 million. In addition, the reclassification of the U.S. Airways Group, Inc. property to an equity investment in real estate in 2009 resulted in a decrease of $3.1 million to lease revenues. These decreases were partially offset by scheduled rent increases at several properties totaling $1.6 million.

Other Real Estate Income
Other real estate income generally consists of revenue from Carey Storage, a subsidiary that invests in domestic self-storage properties, and Livho, Inc. (“Livho”), a subsidiary that operates a hotel franchise in Livonia, Michigan. Other real estate income also includes lease termination payments and other non-rent related revenues from real estate ownership including, but not limited to, settlements of claims against former lessees. We receive settlements in the ordinary course of business; however, the timing and amount of settlements cannot always be estimated.
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, other real estate income increased by $3.7 million, primarily due to increases in reimbursable tenant costs of $2.7 million as well as income of $1.5 million from the eight properties that Carey Storage acquired in the third quarter of 2010. These increases were partially offset by a decrease in lease termination income of $1.0 million. Reimbursable tenant costs are recorded as both revenue and expenses and therefore have no impact on our results of operations.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, other real estate income decreased by $5.8 million, primarily due to lower lease termination income recognized in 2009. In 2008, we recorded lease termination fees totaling $7.5 million, partially offset by the write-off of certain intangible assets totaling $1.0 million. Increases in reimbursable tenant costs were substantially offset by a reduction in income from Livho, whose operations were impacted by the economic downturn.
Depreciation and Amortization
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, depreciation and amortization increased by $0.7 million primarily due to depreciation and amortization of $2.3 million related to investments we entered into and an expansion we placed into service during 2010, partially offset by a $1.0 million write-off of intangible assets as a result of a lease termination in June 2009, resulting in higher amortization in 2009, and a $0.5 million decrease in depreciation and amortization as a result of several assets becoming fully depreciated or amortized.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, depreciation and amortization increased by $0.1 million. The $1.0 million write-off of intangible assets in 2009 was substantially offset by a decrease in depreciation and amortization of $0.7 million as a result of a reclassification of a property in 2009 to an equity investment that had previously been accounted for under the proportionate consolidation method.
Property Expenses
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, property expenses increased by $3.7 million primarily due to an increase in reimbursable tenant costs of $2.7 million. The remainder of the increase in property expenses was due to two tenants vacating properties during 2010.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, property expenses increased by $0.7 million primarily due to increases in reimbursable tenant costs.
General and Administrative
General and administrative expenses were $4.4 million, $5.0 million and $7.1 million in 2010, 2009 and 2008, respectively. The $2.1 million decrease in general and administrative expenses for the year ended December 31, 2009 as compared to 2008 was primarily due to decreases in professional expenses of $1.1 million and business development costs of $0.5 million. Professional fees in 2008 reflected costs incurred in connection with opening our asset management office in Amsterdam.

Impairment Charges
For the years ended December 31, 2010, 2009 and 2008, we recorded impairment charges related to our continuing real estate ownership operations totaling $7.2 million, $3.5 million and $0.5 million, respectively. The table below summarizes the impairment charges recorded for the past three fiscal years for both continuing and discontinued operations (in thousands):

Lessee	2010	2009	2008	Triggering Events
The American Bottling Company	$—	$1,571	$—	Decline in unguaranteed residual value of properties
Brown Institute Ltd.	5,623	—	—	Tenant not renewing lease and debt maturing
Faurecia Exhaust Systems, Inc.	—	49	—	Decline in unguaranteed residual value of property
Penberthy Inc.	481	—	—	Tenant not renewing lease; potential sale
Sybron Dental Specialties Inc.	1,140	996	473	Decline in unguaranteed residual value of properties
Winn-Dixie Montgomery, Inc.	—	900	—	Tenant vacated; potential sale

Impairment charges from continuing operations	$7,244	$3,516	$473

Affiliated Foods Southwest, Inc.	$308	$1,200	$—	Properties sold for less than carrying value
BellSouth Telecommunications, Inc.	—	3,138	—	Property sold for less than carrying value
Sam’s East Inc.	2,268	—	—	Potential sale
PPD Development, L. P.	5,561	—	—	Properties sold for less than carrying value
Tranco Logistics LLC	—	580	538	Property sold for less than carrying value
Vertafore Inc.	—	1,990	—	Property sold for less than carrying value

Impairment charges from discontinued operations	$8,137	$6,908	$538

Income from Equity Investments in Real Estate and CPA® REITs
Income from equity investments in real estate and CPA® REITs represents our proportionate share of net income (revenue less expenses) from our interests in unconsolidated real estate investments and our investments in the CPA® REITs. The net income of the CPA® REITs fluctuates based on the timing of transactions, such as new leases and property sales, as well as the level of impairment charges.
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, income from equity investments in real estate and CPA® REITs increased by $15.3 million. During 2010, we recognized income from equity investments in the CPA® REITs of $10.5 million, compared to a loss of $2.5 million in 2009, primarily due to a reduction in impairment charges recognized by the CPA® REITs, which totaled $40.7 million in 2010, compared to $170.0 million in 2009. In addition, CPA®:14’s results of operations during 2010 included a gain on extinguishment of debt of $11.4 million and a gain on deconsolidation of a subsidiary of $12.9 million. CPA®:15 and CPA®:16 — Global’s results of operations during 2010 also included gains on the deconsolidation of a subsidiary of $12.8 million and $7.1 million, respectively. During 2010, we also recognized income of $2.5 million from a venture, Retail Distribution, in connection with selling its property in March 2010, as well as an increase in income of $0.7 million due to higher foreign taxes incurred in 2009 on our international ventures. Income from the Amylin venture increased by $0.4 million as a result of its purchase accounting adjustment becoming fully amortized as well as higher rental income recognized in connection with a lease restructuring in 2009. These increases were partially offset by the other-than-temporary impairment charge of $1.4 million recognized during 2010 on the Schuler venture to reflect the decline in the estimated fair value of the venture’s underlying net assets in comparison with the carrying value of our interest.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, income from equity investments in real estate and CPA® REITs decreased by $2.9 million. During 2009, we recognized a loss from equity investments in the CPA® REITs of $2.5 million, compared to income of $6.2 million in 2008, primarily due to higher impairment charges recognized by the CPA® REITs, which totaled $170.0 million in 2009, compared to $40.4 million in 2008, as well as $20.0 million in income recognized by the CPA® REITs during 2008 related to the SEC Settlement, partially offset by an increase in net gains on sales of properties totaling $25.8 million recognized by the CPA® REITs in 2009 over 2008. These decreases in income from equity investments in the CPA® REITs were partially offset by our investment in The New York Times transaction in March 2009, which contributed income of $3.5 million in 2009 and income of $1.6 million from an equity investment that had previously been accounted for under the proportionate consolidation method (Note 2).

Gain on Sale of Investment in Direct Financing Lease
During the year ended December 31, 2008, we sold our investment in a direct financing lease for $5.0 million, net of selling costs, and recognized a gain on sale of $1.1 million.
Other Income and (Expenses)
Other income and (expenses) consists primarily of gains and losses on foreign currency transactions and derivative instruments as well as the Investor’s profit-sharing interest in income or losses from Carey Storage. We and certain of our foreign consolidated subsidiaries have intercompany debt and/or advances that are not denominated in the entity’s functional currency. When the intercompany debt or accrued interest thereon is remeasured against the functional currency of the entity, a gain or loss may result. For intercompany transactions that are of a long-term investment nature, the gain or loss is recognized as a cumulative translation adjustment in other comprehensive income. We also recognize gains or losses on foreign currency transactions when we repatriate cash from our foreign investments.
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, other income decreased by $2.2 million. Results for 2009 included a $7.0 million gain recognized by Carey Storage on the repayment of the $35.0 million outstanding balance on its secured credit facility for $28.0 million, partially offset by the Investor’s profit-sharing interest in the gain totaling $4.2 million.
2009 vs. 2008 — For the year ended December 31, 2009, we recognized other income of $3.3 million, compared to other expenses of $0.4 million in 2008. The other income in 2009 was primarily comprised of the net gain recognized by Carey Storage as described above. The other expenses in 2008 were primarily due to foreign currency transactions. Fluctuations in foreign currency exchange rates did not have a significant impact in 2009.
Interest Expense
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, interest expense increased by $1.3 million, primarily as a result of mortgage financing obtained in connection with our investment activities during 2010.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, interest expense decreased by $3.6 million, including $1.8 million resulting from Carey Storage’s repayment of its $35.0 million outstanding balance on its secured credit facility in January 2009. In addition, interest expense on our line of credit decreased by $1.1 million compared to 2008, primarily due to a lower average annual interest rate, partially offset by a higher average outstanding balance during 2009. The weighted average annual interest rate on advances on the line of credit at December 31, 2009 was 1.3%, compared to 2.6% at December 31, 2008. An out-of-period adjustment as described in Note 2 also resulted in a reduction of $1.1 million in interest expense for 2009.
(Loss) Income from Discontinued Operations
2010 — For the year ended December 31, 2010, loss from discontinued operations was $5.8 million, primarily due to impairment charges recognized of $8.1 million. These charges were partially offset by income generated from the operations of these properties of $1.9 million and a net gain on the sales of these properties of $0.5 million.
2009 — For the year ended December 31, 2009, we earned income from discontinued operations of $6.1 million. During 2009, we sold five domestic properties and recognized a net gain of $7.7 million. We also recognized income generated from the operations of these properties of $5.3 million. These increases in income were partially offset by impairment charges recognized on these properties of $6.9 million.
2008 — For the year ended December 31, 2008, we earned income from discontinued operations of $9.2 million, which primarily consisted of income generated from the operations of properties that were sold of $5.9 million and proceeds received from a former tenant in payment of a $3.8 million legal judgment in our favor, partially offset by a $0.5 million impairment charge.
Impairment charges relating to our continuing operations for 2010, 2009 and 2008 are described in Impairment Charges above.

Net Income from Real Estate Ownership Attributable to W. P. Carey Members
2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, the resulting net income from real estate ownership attributable to W. P. Carey members decreased by $5.6 million.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, the resulting net income from real estate ownership attributable to W. P. Carey members decreased by $9.8 million.
Financial Condition
Sources and Uses of Cash during the Year
Our cash flows fluctuate period to period due to a number of factors, which may include, among other things, the nature and timing of receipts of transaction-related and performance revenue, the performance of the CPA® REITs relative to their performance criteria, the timing of purchases and sales of real estate, the timing of proceeds from non-recourse mortgage loans and receipt of lease revenue, the timing and characterization of distributions from equity investments in real estate and the CPA® REITs, the timing of certain payments, and the receipt of the annual installment of deferred acquisition revenue and interest thereon in the first quarter from certain of the CPA® REITs, and changes in foreign currency exchange rates. Despite this fluctuation, we believe that we will generate sufficient cash from operations and from equity distributions in excess of equity income in real estate to meet our short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of non-recourse mortgage loans, unused capacity on our line of credit and the issuance of additional equity securities to meet these needs. We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the year are described below.
Operating Activities
Cash flow from operating activities increased in 2010 as compared to 2009. Increases in net income, which were driven primarily by revenues earned in connection with higher investment volume on behalf of the CPA® REITs, were partially offset by a decline in the amount of deferred acquisition revenue received and lower cash flow in our real estate ownership segment.
During 2010, we received revenue of $40.3 million in cash from providing asset-based management services to the CPA® REITs as compared to $42.1 million in 2009. This amount does not include revenue received from the CPA® REITs in the form of shares of their restricted common stock rather than cash (see below). During 2010, we received revenue of $25.4 million in connection with structuring investments and debt refinancing on behalf of the CPA® REITs as compared to $13.1 million in 2009. Deferred acquisition revenue received was lower during 2010 as compared to 2009, primarily due to a shift in the timing of when deferred acquisition revenue is received as well as lower investment volume by the CPA® REITs in prior year periods. For CPA®:14, CPA®:15 and CPA®:16 — Global, we receive deferred acquisition revenue in annual installments each January. For CPA®:17 — Global, such revenue is received annually based on the quarter that a transaction is completed.
During 2010, our real estate ownership segment provided cash flows (contractual lease revenues, net of property-level debt service) of approximately $49.9 million, which represents a decrease of $7.0 million from 2009, primarily due to lower contractual lease revenues received in 2010 as a result of recent tenant activity (including lease restructurings, lease expirations and property sales).
In 2010, we elected to continue to receive all performance revenue from CPA®:16 — Global as well as asset management revenue from CPA®:17 — Global in restricted shares of their common stock rather than cash, while for CPA®:14 and CPA®:15, we elected to receive 80% of all performance revenue in their restricted shares, with the remaining 20% payable in cash.
In addition to cash flow from operating activities, we may use the following sources to fund distributions to shareholders: distributions received from equity investments in excess of equity income, net contributions from noncontrolling interests, borrowings under our line of credit and existing cash resources.
Investing Activities
Our investing activities are generally comprised of real estate-related transactions (purchases and sales) and capitalized property-related costs. During 2010, we used $96.9 million to acquire several investments, including $47.6 million for a domestic investment, $27.2 million for an investment in Spain and $22.1 million for Carey Storage’s investments in eight self-storage properties. We partially funded the domestic investment with $36.1 million from the escrowed proceeds of a sale of a property in December 2009. In connection with the Spain investment, we paid foreign valued-added taxes of $4.2 million, which we expect to recover in the future. Cash inflows during 2010 included $18.8 million in distributions from equity investments in real estate and the CPA® REITs in excess of cumulative equity income, inclusive of distributions of $5.5 million from the Federal Express venture as a result of refinancing its maturing debt and $3.6 million received from the Retail Distribution venture in connection with the sale of its property. We also received proceeds of $14.6 million from the sale of seven properties in 2010.

Financing Activities
During 2010, we paid distributions to shareholders of $92.6 million, inclusive of a special distribution of $0.30 per share, or $11.8 million, that was paid in January 2010 to shareholders of record at December 31, 2009, and paid distributions of $5.1 million to affiliates who hold noncontrolling interests in various entities with us and an Investor who holds a profit-sharing interest in Carey Storage. We also made scheduled mortgage principal payments of $14.3 million and received mortgage loan proceeds totaling $56.8 million, including $35.0 million obtained for an investment we entered into in February 2010 and $15.5 million obtained in connection with Carey Storage’s investment in eight self-storage facilities in 2010. Borrowings under our line of credit increased overall by $30.8 million since December 31, 2009 and were comprised of gross borrowings of $83.3 million and repayments of $52.5 million. Borrowings under our line of credit were used primarily to finance our portion of the investments we acquired in 2010 and to fund distributions to shareholders. In addition, we received contributions of $18.0 million from holders of noncontrolling interests and a profit-sharing interest, including the $9.6 million received in connection with the investment in Spain and $3.7 million received in connection with the self-storage investments. During 2010, we also received $3.7 million from the issuance of shares of our common stock in connection with our stock-based compensation plans.
Summary of Financing
The table below summarizes our non-recourse long-term debt and credit facility (dollars in thousands):

	December 31,
	2010	2009
Balance
Fixed rate	$147,872	$147,060
Variable rate (a)	249,110	179,270

	$396,982	$326,330

Percent of total debt
Fixed rate	37%	45%
Variable rate (a)	63%	55%

	100%	100%

Weighted average interest rate at end of year
Fixed rate	6.0%	6.2%
Variable rate (a)	2.5%	2.9%

(a)	Variable rate debt at December 31, 2010 included (i) $141.8 million outstanding under our line of credit, (ii) $48.0 million that had been effectively converted to fixed rates through interest rate swap derivative instruments and (iii) $54.4 million in mortgage obligations that bore interest at fixed rates but which have interest rate reset features that may change the interest rates to then-prevailing market fixed rates (subject to specified caps) at certain points during their term.
Cash Resources
At December 31, 2010, our cash resources consisted of the following:
•	Cash and cash equivalents totaling $64.7 million. Of this amount, $7.1 million, at then current exchange rates, was held in foreign bank accounts, and we could be subject to restrictions or significant costs should we decide to repatriate these amounts;
•	A line of credit with unused capacity of $108.3 million. The line of credit is available to us and may also be used to loan funds to our affiliates. Our lender has issued letters of credit totaling $6.8 million on our behalf in connection with certain contractual obligations, which reduce amounts that may be drawn under this facility. In addition, in January 2011, we made a $90.0 million short-term loan due in March of 2011 to an affiliate for the purpose of acquiring an investment, which we funded with proceeds from our line of credit; and
•	We also had unleveraged properties that had an aggregate carrying value of $232.6 million, although given the current economic environment, there can be no assurance that we would be able to obtain financing for these properties.

Our cash resources can be used for working capital needs and other commitments and may be used for future investments. We continue to evaluate fixed-rate financing options, such as obtaining non-recourse financing on our unleveraged properties. Any financing obtained may be used for working capital objectives and/or may be used to pay down existing debt balances.
Line of Credit
A summary of our line of credit is provided below (in thousands):

	December 31, 2010		December 31, 2009
	Outstanding	Maximum	Outstanding	Maximum
	Balance	Available	Balance	Available
Line of credit	$141,750	$250,000	$111,000	$250,000
We have a $250.0 million unsecured revolving line of credit that is scheduled to mature in June 2011. Pursuant to the terms of the credit agreement, the line of credit can be increased up to $300.0 million at the discretion of the lenders. Additionally, as long as there has been no default, we may extend the line of credit at our discretion, within 90 days of, but not less than 30 days prior to, expiration, for an additional year. Such extension is subject to the payment of an extension fee equal to 0.125% of the total commitments under the facility at that time. We currently intend to extend this line for an additional year.
The line of credit provides for an annual interest rate, at our election, of either (i) London inter-bank offered rate (“LIBOR”) plus a spread that ranges from 75 to 120 basis points depending on our leverage, or (ii) the greater of the lender’s prime rate and the Federal Funds Effective Rate plus 50 basis points. In addition, we pay an annual fee ranging between 12.5 and 20 basis points of the unused portion of the line of credit, depending on our leverage ratio. Based on our leverage ratio at December 31, 2010, we pay interest at LIBOR, or 0.25%, plus 90 basis points and pay 15 basis points on the unused portion of the line of credit.
The credit agreement stipulates six financial covenants that require us to maintain the following ratios and benchmarks at the end of each quarter (the quoted variables are specifically defined in the credit agreement):
(i)	a “maximum leverage” ratio, which requires us to maintain a ratio for “total outstanding indebtedness” to “total value” of 60% or less;

(ii)	a “maximum secured debt” ratio, which requires us to maintain a ratio for “total secured outstanding indebtedness” (inclusive of permitted “indebtedness of subsidiaries”) to “total value” of 50% or less;

(iii)	a “minimum combined equity value,” which requires us to maintain a “total value” less “total outstanding indebtedness” of at least $550.0 million. This amount must be adjusted in the event of any securities offering by adding 85% of the “fair market value of all net offering proceeds”;

(iv)	a “minimum fixed charge coverage ratio,” which requires us to maintain a ratio for “adjusted total EBITDA” to “fixed charges” of 1.75 to 1.0;

(v)	a “maximum dividend payout,” which requires us to ensure that the total of “restricted payments” made in the current quarter, when added to the total for the three preceding fiscal quarters, shall not exceed 90% of “adjusted total EBITDA” for the four preceding fiscal quarters. “Restricted payments” include quarterly dividends and the total amount of shares repurchased by us in excess of $10.0 million per year; and

(vi)	a limitation on “recourse indebtedness,” which prohibits us from incurring additional secured indebtedness other than “non-recourse indebtedness” or indebtedness that is recourse to us that exceeds $50.0 million or 5% of the “total value,” whichever is greater.
We were in compliance with these covenants at December 31, 2010.

Cash Requirements
During 2011, we expect that cash payments will include paying distributions to shareholders and to our affiliates who hold noncontrolling interests in entities we control and making scheduled mortgage principal payments, including mortgage balloon payments totaling $27.3 million, as well as other normal recurring operating expenses. In addition, our share of balloon payments during the next twelve months on our unconsolidated ventures totals $9.2 million. See below for cash requirements related to the Proposed Merger.
We expect to fund future investments, any capital expenditures on existing properties and scheduled debt maturities on non-recourse mortgage loans through use of our cash reserves or unused amounts on our line of credit.
Expected Impact of Proposed Merger and Asset Sale
If approved, we currently expect the Proposed Merger of CPA®:14 and CPA®:16 — Global and the asset sale from CPA®:14 to us to have the following impact on our liquidity and results of operations; however there can be no assurance that these transactions will be completed.
In connection with the Proposed Merger, we expect to earn $52.5 million in disposition and termination fees from CPA®:14. We currently expect to receive our $31.2 million termination fee in shares of CPA®:14, which will then be exchanged at our election into shares of CPA®:16—Global in order to facilitate this transaction. Based on our ownership of CPA®:14 common stock as of December 31, 2010, we also expect to receive distributions totaling approximately $8.0 million, as part of the special $1.00 per share cash distribution to CPA®:14 shareholders. We have agreed to purchase three properties from CPA®:14, in which we already have a joint venture interest, for an aggregate purchase price of $32.1 million, plus the assumption of approximately $64.7 million of indebtedness. These properties all have remaining lease terms of less than 8 years, which are shorter than the average lease term of CPA®:16—Global’s portfolio of properties. Consequently, CPA®:16—Global required that these assets be sold by CPA®:14 prior to the Proposed Merger.
The board of directors of each of CPA®:16 — Global and CPA®:14 have the ability, but not the obligation, to terminate the transaction if more than 50% of the shareholders of CPA®:14 elect to receive cash in the Proposed Merger. Assuming that holders of 50% of CPA®:14’s outstanding stock elect to receive cash in the Proposed Merger, then the maximum cash required by CPA®:16 — Global to purchase these shares would be approximately $416.1 million, based on the total shares of CPA®:14 outstanding at December 31, 2010. If the cash on hand and available to CPA®:14 and CPA®:16 — Global, including the proceeds of the CPA®:14 Asset Sales and the $300.0 million senior credit facility of CPA®:16 — Global, is not sufficient to enable CPA®:16 — Global to fulfill cash elections in the Proposed Merger by CPA®:14 shareholders, we have agreed to purchase a sufficient number of shares of CPA®:16 — Global stock from CPA®:16 — Global to enable it to pay such amounts to CPA®:14 shareholders.
We currently expect to use the special $1.00 per share cash distribution received from our ownership of CPA®:14 shares, the post-tax proceeds from the disposition revenues, cash on hand, and amounts available under our line of credit to finance our potential obligations in connection with the Proposed Merger and the CPA®:14 Asset Sales, as necessary.
We currently estimate that the properties to be acquired from CPA®:14 will generate annual lease revenue and cash flow totaling approximately $8.8 million and $4.0 million, respectively. This additional cash flow will be partially offset by lower annual asset management revenue approximating $1.0 million, lower annual equity income of approximately $0.9 million, and interest expense incurred related to any borrowing under our credit facility to finance this transaction and the interest payments on the existing non-recourse mortgages relating to the properties to be acquired. Each of these properties has its lease expiration between December 2015 and July 2024, renewable at the tenant’s option. There are no scheduled balloon payments on any of the properties to be acquired from CPA®:14 until July 2017.

Off-Balance Sheet Arrangements and Contractual Obligations
The table below summarizes our debt, off-balance sheet arrangements and other contractual obligations at December 31, 2010 and the effect that these arrangements and obligations are expected to have on our liquidity and cash flow in the specified future periods (in thousands):

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 years
Non-recourse debt — Principal	$255,232	$34,688	$41,742	$52,863	$125,939
Line of credit — Principal	141,750	141,750	—	—	—
Interest on borrowings (a)	78,987	14,753	23,441	20,160	20,633
Operating and other lease commitments (b)	10,790	1,042	2,065	2,013	5,670
Property improvements	1,716	1,716	—	—	—
Other commitments (c)	53	53	—	—	—

	$488,528	$194,002	$67,248	$75,036	$152,242

(a)	Interest on un-hedged variable rate debt obligations was calculated using the applicable variable interest rates and balances outstanding at December 31, 2010.

(b)	Operating and other lease commitments consist primarily of the total minimum rents payable on the lease for our principal offices. We are reimbursed by affiliates for their share of the future minimum rents under an office cost-sharing agreement. These amounts are allocated among the entities based on gross revenues and are adjusted quarterly. The table above excludes the rental obligation under a ground lease of a venture in which we own a 46% interest. This obligation totals approximately $2.9 million over the lease term through January 2063.

(c)	Represents a commitment to contribute capital to an investment in India.
Amounts in the table above related to our foreign operations are based on the exchange rate of the Euro at December 31, 2010. At December 31, 2010, we had no material capital lease obligations for which we are the lessee, either individually or in the aggregate.
Proposed Merger of Affiliates
Assuming that holders of 50% of CPA®:14’s outstanding stock elect to receive cash in the Proposed Merger, then the maximum cash required by CPA®:16 — Global to purchase these shares would be approximately $416.1 million, based on the total shares of CPA®:14 outstanding at December 31, 2010. If the cash on hand and available to CPA®:14 and CPA®:16 — Global, including the proceeds of the CPA®:14 Asset Sales and a new $300.0 million senior credit facility of CPA®:16 — Global, is not sufficient to enable CPA®:16 — Global to fulfill cash elections in the Proposed Merger by CPA®:14 shareholders, we have agreed to purchase a sufficient number of shares of CPA®:16 — Global stock from CPA®:16 — Global to enable it to pay such amounts to CPA®:14 shareholders.
In connection with the Proposed Merger, we entered into a sale and purchase agreement with CPA®:14 pursuant to which we have agreed to purchase CPA®:14’s interests in three properties for an aggregate purchase price of $32.1 million, plus the assumption of approximately $64.7 million of debt. The purchase price was determined by us, relying in part upon a valuation of the properties as of September 30, 2010 performed by a third-party valuation firm. The completion of the sale of assets to us is a condition to the closing of the Proposed Merger. The closing of the CPA®:14 Asset Sales is subject to the closing of the Proposed Merger.
In connection with the Proposed Merger, CAM has agreed to indemnify CPA®:16 — Global if it suffers certain losses arising out of a breach by CPA®:14 of its representations and warranties under the merger agreement and having a material adverse effect on CPA®:16 — Global after the Proposed Merger, up to the amount of fees received by CAM in connection with the Proposed Merger. We have evaluated the exposure related to this indemnification and determined the exposure to be minimal. We have also agreed to pay the expenses of CPA®:14 and CPA®:16 — Global if the merger agreement is terminated under certain circumstances up to a maximum of $4.0 million and $5.0 million, respectively.

Equity Investments in Real Estate
We have investments in unconsolidated ventures that own single-tenant properties net leased to corporations. Generally, the underlying investments are jointly owned with our affiliates. Summarized financial information for these ventures and our ownership interest in the ventures at December 31, 2010 are presented below. Summarized financial information provided represents the total amounts attributable to the ventures and does not represent our proportionate share (dollars in thousands):

	Ownership
	Interest at		Total Third
Lessee	December 31, 2010	Total Assets	Party Debt	Maturity Date
Information Resources, Inc. (a)	33%	$46,033	$21,222	1/2011
Childtime Childcare, Inc. (b)	34%	9,335	6,276	1/2011
U. S. Airways Group, Inc.	75%	29,724	18,310	4/2014
The New York Times Company	18%	241,846	116,684	9/2014
Carrefour France, SAS (c)	46%	136,315	103,876	12/2014
Consolidated Systems, Inc.	60%	16,794	11,369	11/2016
Amylin Pharmaceuticals, Inc.	50%	36,617	35,197	7/2017
Medica — France, S.A. (c)	46%	45,277	36,474	10/2017
Federal Express Corporation (d)	40%	43,203	54,000	1/2020
Hologic, Inc.	36%	26,627	14,143	5/2023
Schuler A. G. (c)	33%	68,198	—	N/A

		$699,969	$417,551

(a)	In January 2011, this venture refinanced its existing non-recourse mortgage debt for new non-recourse financing of $15.0 million.

(b)	In January 2011, this venture repaid its maturing non-recourse mortgage loan.

(c)	Dollar amounts shown are based on the exchange rate of the Euro at December 31, 2010.

(d)	In December 2010, this venture refinanced its existing non-recourse mortgage debt with new non-recourse financing of $54.0 million based on the appraised value of the underlying real estate of the venture at that time and distributed the proceeds to the venture partners.
The table above does not reflect our 5% interest in a venture (“Lending Venture”) that holds a note receivable (the “Note Receivable”) from the holder (the “Partner”) of a 75.3% interest in a limited partnership (“Partnership”) owning 37 properties throughout Germany at a total cost of $336.0 million. Concurrently, our affiliates also acquired an interest in a second venture (the “Property Venture”) that acquired the remaining 24.7% ownership interest in the Partnership as well as an option to purchase an additional 75% interest from the Partner by December 2010. Also in connection with this transaction, the Lending Venture obtained non-recourse financing of $284.9 million having a fixed annual interest rate of 5.5%, a term of 10 years and is collateralized by the 37 German properties. In November 2010, the Property Venture exercised a portion of its call option via the Lending Venture whereby the Partner exchanged a 70% interest in the Partnership for a $295.7 million reduction in the Note Receivable. Subsequent to the exercise of the option, the Property Venture now owns a 94.7% interest in the Partnership and retains options to purchase the remaining 5.3% interest from the Partner by December 2012. All dollar amounts are based on the exchange rates of the Euro at the dates of the transactions, and dollar amounts provided represent the total amounts attributable to the ventures and do not represent our proportionate share.
Environmental Obligations
In connection with the purchase of many of our properties, we required the sellers to perform environmental reviews. We believe, based on the results of these reviews, that our properties were in substantial compliance with Federal and state environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with leakage from underground storage tanks, surface spills or other on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties with provisions of such indemnification specifically addressing environmental matters. The leases generally include provisions that allow for periodic environmental assessments, paid for by the tenant, and allow us to extend leases until such time as a tenant has satisfied its environmental obligations. Certain of our leases allow us to require financial assurances from tenants, such as performance bonds or letters of credit, if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of environmental matters should not have a material adverse effect on our financial condition, liquidity or results of operations.

Critical Accounting Estimates
Our significant accounting policies are described in Note 2 to the consolidated financial statements. Many of these accounting policies require judgment and the use of estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.
Classification of Real Estate Assets
We classify our directly-owned leased assets for financial reporting purposes at the inception of a lease, or when significant lease terms are amended, as either real estate leased under operating leases or net investment in direct financing leases. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. We estimate remaining economic life relying in part upon third-party appraisals of the leased assets. We calculate the present value of future minimum rents using the lease’s implicit interest rate, which requires an estimate of the residual value of the leased assets as of the end of the non-cancelable lease term. Estimates of residual values are generally determined by us relying in part upon third-party appraisals. Different estimates of residual value result in different implicit interest rates and could possibly affect the financial reporting classification of leased assets. The contractual terms of our leases are not necessarily different for operating and direct financing leases; however, the classification is based on accounting pronouncements that are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. We believe that we retain certain risks of ownership regardless of accounting classification. Assets classified as net investment in direct financing leases are not depreciated but are written down to expected residual value over the lease term. Therefore, the classification of assets may have a significant impact on net income even though it has no effect on cash flows.
Identification of Tangible and Intangible Assets in Connection with Real Estate Acquisitions
In connection with our acquisition of properties accounted for as operating leases, we allocate purchase costs to tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above- and below-market value of leases, the value of in-place leases and the value of tenant relationships, at their relative estimated fair values.
We determine the value attributed to tangible assets in part using a discounted cash flow model that is intended to approximate both what a third party would pay to purchase the vacant property and rent at current estimated market rates. In applying the model, we assume that the disinterested party would sell the property at the end of an estimated market lease term. Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property-type information. Assumptions and estimates include a discount rate or internal rate of return, marketing period necessary to put a lease in place, carrying costs during the marketing period, leasing commissions and tenant improvements allowances, market rents and growth factors of these rents, market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.
We acquire properties subject to net leases and determine the value of above-market and below-market lease intangibles based on the difference between (i) the contractual rents to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or a similar property, both of which are measured over a period equal to the estimated market lease term. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee. Estimates of market rent are generally determined by us relying in part upon a third-party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local brokers.

We evaluate the specific characteristics of each tenant’s lease and any pre-existing relationship with each tenant in determining the value of in-place lease and tenant relationship intangibles. To determine the value of in-place lease intangibles, we consider estimated market rent, estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on assessments of specific market conditions. In determining the value of tenant relationship intangibles, we consider the expectation of lease renewals, the nature and extent of our existing relationship with the tenant, prospects for developing new business with the tenant and the tenant’s credit profile. We also consider estimated costs to execute a new lease, including estimated leasing commissions and legal costs, as well as estimated carrying costs of the property during a hypothetical expected lease-up period. We determine these values using our estimates or by relying in part upon third-party appraisals.
Basis of Consolidation
When we obtain an economic interest in an entity, we evaluate the entity to determine if it is deemed a variable interest entity (“VIE”) and, if so, whether we are deemed to be the primary beneficiary and are therefore required to consolidate the entity. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE under current authoritative accounting guidance, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of a VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.
For an entity that is not considered to be a VIE, the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. We evaluate the partnership agreements or other relevant contracts to determine whether there are provisions in the agreements that would overcome this presumption. If the agreements provide the limited partners with either (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights, the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, and, therefore, the general partner must account for its investment in the limited partnership using the equity method of accounting.
When we obtain an economic interest in an entity that is structured at the date of acquisition as a tenant-in-common interest, we evaluate the tenancy-in-common agreements or other relevant documents to ensure that the entity does not qualify as a VIE and does not meet the control requirement required for consolidation. We also use judgment in determining whether the shared decision-making involved in a tenant-in-common interest investment creates an opportunity for us to have significant influence on the operating and financial decisions of these investments and thereby creates some responsibility by us for a return on our investment. We account for tenancy-in-common interests under the equity method of accounting.
Impairments
We periodically assess whether there are any indicators that the value of our long-lived assets, including goodwill, may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant; or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities and goodwill. Estimates and judgments used when evaluating whether these assets are impaired are presented below.
Real Estate
For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property to the future net undiscounted cash flow that we expect the property will generate, including any estimated proceeds from the eventual sale of the property. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. We estimate market rents and residual values using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. If the future net undiscounted cash flow of the property is less than the carrying value, the property is considered to be impaired. We then measure the loss as the excess of the carrying value of the property over its estimated fair value. The property’s estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales.

Direct Financing Leases
We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information from outside sources such as broker quotes or recent comparable sales. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue. While we evaluate direct financing leases if there are any indicators that the residual value may be impaired, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met.
Assets Held for Sale
We classify real estate assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we calculate its estimated fair value as the expected sale price, less expected selling costs. We base the expected sale price on the contract and the expected selling costs on information provided by brokers and legal counsel. We then compare the asset’s estimated fair value to its carrying value, and if the estimated fair value is less than the property’s carrying value, we reduce the carrying value to the estimated fair value. We will continue to review the initial impairment for subsequent changes in the estimated fair value, and may recognize an additional impairment charge if warranted.
If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (b) the estimated fair value at the date of the subsequent decision not to sell.
Equity Investments in Real Estate and CPA® REITs
We evaluate our equity investments in real estate and in the CPA® REITs on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and to establish whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying venture’s net assets by our ownership interest percentage. For our unconsolidated ventures in real estate, we calculate the estimated fair value of the underlying venture’s real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying venture’s debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying venture’s other financial assets and liabilities (excluding net investment in direct financing leases) have fair values that approximate their carrying values. For our investments in the CPA® REITs, we calculate the estimated fair value of our investment using the most recently published NAV of each CPA® REIT.
Marketable Securities
We evaluate our marketable securities for impairment if a decline in estimated fair value below cost basis is considered other-than-temporary. In determining whether the decline is other-than-temporary, we consider the underlying cause of the decline in value, the estimated recovery period, the severity and duration of the decline, as well as whether we plan to sell the security or will more likely than not be required to sell the security before recovery of its cost basis. If we determine that the decline is other-than-temporary, we record an impairment charge to reduce our cost basis to the estimated fair value of the security. Beginning in 2009, the credit component of an other-than-temporary impairment is recognized in earnings while the non-credit component is recognized in Other comprehensive income (“OCI”). Prior to 2009, all portions of other-than-temporary impairments were recorded in earnings.

Goodwill
We evaluate goodwill recorded by our investment management segment for possible impairment at least annually using a two-step process. To identify any impairment, we first compare the estimated fair value of our investment management segment with its carrying amount, including goodwill. We calculate the estimated fair value of the investment management segment by applying a multiple, based on comparable companies, to earnings. If the fair value of the investment management segment exceeds its carrying amount, we do not consider goodwill to be impaired and no further analysis is required. If the carrying amount of the investment management segment exceeds its estimated fair value, we then perform the second step to measure the amount of the impairment charge.
For the second step, we determine the impairment charge by comparing the implied fair value of the goodwill with its carrying amount and record an impairment charge equal to the excess of the carrying amount over the implied fair value. We determine the implied fair value of the goodwill by allocating the estimated fair value of the investment management segment to its assets and liabilities. The excess of the estimated fair value of the investment management segment over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill.
Provision for Uncollected Amounts from Lessees
On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (18 lessees represented 70% of lease revenues during 2010), we believe that it is necessary to evaluate the collectability of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount from the lessee if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
Determination of Certain Asset-Based Management and Performance Revenue
We earn asset-based management and performance revenue for providing property management, leasing, advisory and other services to the CPA® REITs. For certain CPA® REITs, this revenue is based on third-party annual estimated valuations of the underlying real estate assets of the CPA® REIT. The valuation uses estimates, including but not limited to market rents, residual values and increases in the CPI and discount rates. Differences in the assumptions applied would affect the amount of revenue that we recognize. The effect of any changes in the annual valuations will affect both revenue and compensation expense and therefore the determination of net income.
Income Taxes
Real Estate Ownership Operations
We have elected to be treated as a partnership for U.S. federal income tax purposes. As partnerships, we and our partnership subsidiaries were generally not directly subject to tax and the taxable income or loss of these operations was included in the income tax returns of the members; accordingly, no provision for income tax expense or benefit related to these partnerships was reflected in the consolidated financial statements. Subsequent to September 30, 2007, our real estate operations have been conducted through a subsidiary REIT. In order to maintain its qualification as a REIT, the subsidiary is required to, among other things, distribute at least 90% of its REIT net taxable income to its shareholders (excluding net capital gains) and meet certain tests regarding the nature of its income and assets. As a REIT, the subsidiary is not subject to U.S. federal income tax with respect to the portion of its income that meets certain criteria and is distributed annually to its shareholders. Accordingly, no provision has been made for U.S. federal income taxes related to the REIT subsidiary in the consolidated financial statements. We believe we have operated, and we intend to continue to operate, in a manner that allows the subsidiary to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If we were to fail to meet these requirements, the subsidiary would be subject to U.S. federal income tax. These operations are subject to certain state, local and foreign taxes and a provision for such taxes is included in the consolidated financial statements.

Investment Management Operations
We conduct our investment management operations primarily through taxable subsidiaries. These operations are subject to federal, state, local and foreign taxes, as applicable. Our financial statements are prepared on a consolidated basis including these taxable subsidiaries and include a provision for current and deferred taxes on these operations.
Our consolidated effective income tax rate is influenced by tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. We establish tax reserves in accordance with current authoritative accounting guidance for uncertainty in income taxes. This guidance is based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, the guidance permits a company to recognize the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. The tax position must be derecognized when it is no longer more likely than not of being sustained.
Future Accounting Requirements
In December 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-28, which clarifies when step two of the goodwill impairment test must be performed for entities whose reporting units have a negative carrying value. This ASU will be applicable to us for our annual goodwill impairment evaluation beginning with the year ending December 31, 2011. We do not anticipate that it will have a material impact on our financial position or results of operations.
Subsequent Events
Loan to Affiliate
In January 2011, we made a $90.0 million loan to CPA®:17 — Global to fund acquisitions that were closed within the first two weeks of the year. The principal and accrued interest thereon at 1.15% per annum are due to us no later than March 11, 2011. We funded the loan with proceeds from our line of credit.
Retrospective Adjustment for Discontinued Operations and Segment Reporting
During the first quarter of 2011, we sold two domestic properties for $9.2 million, net of selling costs, and recognized a net gain on these sales of $0.8 million, excluding impairment charges of $2.3 million previously recognized in 2010. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of each of these properties have been reclassified to Discontinued Operations for the years ended December 31, 2010, 2009 and 2008. The net effect of the reclassification represents an increase of $1.2 million, or 1%, in our previously reported income from continuing operations for the year ended December 31, 2010, and decreases of $0.9 million, or 1%, and $0.8 million, or 1%, in our previously reported income from continuing operations for the years ended December 31, 2009 and 2008, respectively. There is no effect on our previously reported net income, financial condition or cash flows.
Additionally, effective January 1, 2011, we reclassified our equity investments in the CPA® REITs from our investment management segment to our real estate ownership segment. The equity income or loss from the CPA® REITs that is now included in our real estate ownership segment represents our proportionate share of the revenue less expenses of the net-leased properties held by the CPA® REITs. This treatment is consistent with that of our directly-owned properties. Results of operations for the years ended December 31, 2010, 2009 and 2008 have been reclassified to conform to the current presentation. The net effect of the reclassification represents a decrease in net income of $9.1 million and $4.6 million for the years ended December 31, 2010 and 2008, respectively, and an increase in net income of $1.7 million for the year ended December 31, 2009 in the investment management segment, with the corresponding increase and decrease in the real estate ownership segment. In addition, each of equity investments in real estate, total long-lived assets and total assets in the investment management segment decreased by $245.1 million and $216.0 million at December 31, 2010 and 2009, respectively, with the corresponding increase in the real estate ownership segment. There is no effect on our previously reported consolidated net income, financial condition or cash flows.
Merger of Affiliates
On May 2, 2011, CPA®:14 merged with and into a subsidiary of CPA®:16 — Global based on a definitive merger agreement executed on December 13, 2010 (the “Merger”).

In connection with the Merger, on May 2, 2011, we purchased three properties from CPA®:14, in which we already had a joint venture interest, for an aggregate purchase price of approximately $32.1 million, plus the assumption of approximately $64.7 million of indebtedness.
Upon consummation of the Merger, we expect to earn fees of $31.2 million in connection with the termination of the advisory agreements with CPA®:14 and $21.3 million of subordinated disposition revenues. We elected to receive our termination fee in shares of CPA®:14, which we exchanged into approximately 3.2 million shares of CPA®:16 — Global. In addition, we will receive approximately $11.1 million as a result of the $1.00 per share special cash distribution to be paid by CPA®:14 to its shareholders. Upon closing of the Merger, we received approximately 13.2 million shares of common stock of CPA®:16 — Global in respect of our shares of CPA®:14.
Carey Asset Management (“CAM”), our subsidiary that acts as the advisor to the REITs, has waived any acquisition fees payable by CPA®:16 — Global under its advisory agreement with CAM in respect of the properties acquired in the Merger and also waived any disposition fees that may subsequently be payable by CPA®:16 — Global upon a sale of such assets. Additionally, on May 2, 2011, we entered into an amended and restated advisory agreement with CPA®:16 — Global which changes our fee arrangement with CPA®:16 — Global under its new UPREIT structure. Changes include, among others, a reduction in our asset management fee from 1% to 0.5% of the property value of the assets under management and the distribution of 10% of the available cash of CPA®:16 — Global’s operating partnership.
In the Merger, CPA®:14 shareholders were entitled to receive $11.50 per share, which is equal to the NAV of CPA®:14 as of September 30, 2010. The merger consideration of approximately $534.4 million was paid by CPA®:16 — Global, including payment of approximately $486.3 million to liquidating shareholders and approximately $48.1 million to shareholders merging into CPA®:16 — Global. In connection with the Merger, we agreed to purchase a sufficient number of shares of CPA®:16 — Global common stock from CPA®:16 — Global to enable it to pay the merger consideration if the cash on hand and available to CPA®:14 and CPA®:16 — Global, including the proceeds of the CPA®:14 asset sales and a new $320.0 million senior credit facility of CPA®:16 — Global, were not sufficient. Accordingly, we purchased approximately 13.8 million shares of CPA®:16 — Global on May 2, 2011 for approximately $121.0 million, based on an NAV of $8.8 per share, which we funded with cash on hand and available credit facilities, including $121.4 million drawn on our existing line of credit. Subsequent to the Merger we own approximately 34.5 million shares, or 17.3%, of CPA®:16 — Global.
Financing
On May 2, 2011, we obtained a $30.0 million secured revolving line of credit from Bank of America. The secured line of credit provides for an annual interest rate (as defined in the credit facility agreement) of either: (i) the Adjusted LIBO Rate plus 2.50%, or (ii) the Alternative Base Rate plus 3.50%. In addition, we paid a commitment fee of 0.25%, or $75,000, and are required to pay an annual fee on the unused portion of the line of credit of 50 basis points. This new line of credit is collateralized by five properties with a carrying value of approximately $51.4 million and is coterminous with the unsecured line of credit, expiring in June 2012. Through the date of this Report, we have borrowed $10.0 million on this line and used a portion of it to fund a short-term $4.0 million loan to Carey Watermark.